Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto Culver Reports Strong Growth in Revenue and Pre-tax Earnings From

Continuing Operations in the Fourth Quarter and Fiscal Year

Melrose Park, IL, (October 27, 2008) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of personal care products including TRESemmé, Alberto VO5, Nexxus and St. Ives, today announced strong record sales and pre-tax earnings from continuing operations for its fourth quarter and fiscal year 2008. As a result of the divestiture of Cederroth International, continuing operations excludes the results for Cederroth. In addition, we are now reporting two business segments, United States and International.

Fourth Quarter:

•

Net sales for the fourth quarter increased 7.3% to $386.0 million from $359.7 million in the prior year quarter. Excluding the effect of foreign exchange rates, organic sales increased 8.4% for the fourth quarter.

•

Pre-tax income from continuing operations increased 20.2% to $45.4 million from $37.8 million in the prior year quarter. Excluding restructuring of $1.6 million in the current quarter and $1.1 million in the prior year quarter, pre-tax earnings from continuing operations increased 21.0% to $47.0 million compared to $38.9 million in the prior year quarter.

•

Diluted earnings per share from continuing operations were 20 cents compared to 29 cents in the prior year quarter. Diluted earnings per share from continuing operations, excluding restructuring and discrete items (see detail in bullets below), increased to 31 cents compared to 26 cents in the prior year, an increase of 19.2%. The reported diluted earnings per share from continuing operations includes the following items:

•

The current quarter includes approximately 10 cents per share of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, while the prior year quarter includes approximately four cents per share of discrete tax benefits, mainly due to the favorable resolution of open tax items.

•	The current and prior year quarter both include approximately one cent per share of restructuring expenses.

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 2

Fiscal Year:

•	Net sales for fiscal year 2008 increased 9.7% to $1.44 billion from $1.32 billion in the prior year. Excluding the effect of foreign exchange rates, organic sales increased 8.7% for the year.

•

Pre-tax income from continuing operations, which includes restructuring and discrete items of $7.3 million in the current year and $33.1 million in the prior year, increased to $170.8 million from $100.8 million in the prior year. Excluding restructuring and discrete items, pre-tax earnings from continuing operations increased 33.0% to $178.1 million compared to $133.9 million in the prior year.

•

Diluted earnings per share from continuing operations increased to $1.05 from 74 cents in the prior year. Diluted earnings per share from continuing operations, excluding restructuring and discrete items (see detail in bullets below), increased to $1.18 compared to 91 cents in the prior year, an increase of 29.7%. The reported diluted earnings per share from continuing operations includes the following items:

•

The current year includes approximately eight cents per share of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, while the prior year includes approximately five cents per share of discrete tax benefits, primarily due to changes in certain estimates related to fiscal year 2006 tax returns and the favorable resolution of certain open tax items.

•	The current and prior year include approximately eight cents and 22 cents per share, respectively, of restructuring expenses.

•	The current year includes approximately three cents per share of benefit from the reversal of a contingent liability that was settled during the third quarter.

Commenting on the fourth quarter and fiscal year, Alberto Culver President and Chief Executive Officer V. James Marino said, “We are very pleased to have completed another year of record sales and pre-tax earnings growth for Alberto Culver and our shareholders. Despite soft hair care category trends in key markets like the U.S. and the U.K., we were able to generate high single-digit organic revenue growth in both the quarter and the year. In the fourth quarter, we also successfully completed the divestiture of Cederroth International and, on October 1st, acquired Noxzema, adding an iconic, well-known skin care brand to our portfolio.”

The strong fourth quarter sales growth was driven mainly by growth in TRESemmé across all regions, strength in multi-cultural brands and healthy growth in Latin America across all brands. This growth was

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 3

partially offset by decreases in Nexxus, as solid consumption growth trends were offset by prior year club channel distribution gains, and softness in St. Ives in the U.S.

The Company reported that its gross profit margin increased to 51.7% compared to 51.4% in the prior year quarter, mainly due to more effective inventory management and manufacturing efficiencies, partially offset by higher input costs. As pointed out in the footnotes to the attached financial statements, certain freight costs were reclassified into cost of products sold for both years with no impact to earnings. Advertising and other marketing investments were essentially flat quarter to quarter while selling and administrative expenses as a percentage of net sales increased 70 basis points to 22.1% compared to 21.4% in the prior year quarter. This was mainly due to expenditures related to the implementation of a new worldwide ERP system, costs associated with the start-up of our Jonesboro, Arkansas manufacturing facility and higher stock option and other incentive expenses. For fiscal year 2008, gross profit margin increased to 52.5% compared to 51.2% in the prior year period, while advertising and other marketing investments increased 6.9% to $265.0 million from $247.8 million in the prior year. Selling and administrative expenses as a percentage of net sales decreased 30 basis points to 22.2% compared to 22.5% in the prior year.

Carol Lavin Bernick, Executive Chairman of the Company, stated, “Throughout fiscal 2008 we were able to excel and continue to grow. I am extremely proud of our team who, in a difficult economic environment, continues to find opportunities to build our brands and execute very well. We remain committed to investing in our core brands, pursuing growth opportunities and building long-term shareholder value.”

Mrs. Bernick also announced the Company’s board of directors approved the regular 6.5 cent quarterly cash dividend. The dividend will be paid on November 20, 2008 to shareholders of record on November 6, 2008.

On May 18, 2008, the Company entered into an agreement to sell its Cederroth business to CapMan, a Nordic based private equity firm. Pursuant to the transaction agreement, on July 31, 2008 a company owned by two funds controlled by CapMan purchased all of the issued and outstanding shares of Cederroth International for 159.5 million Euros, which were delivered to Alberto Culver AB, a wholly-owned Swedish subsidiary of the Company. The Euros were immediately converted to $243.8 million based on the deal contingent Euro forward contract entered into by the Company in connection with the transaction. The overall gain on the sale of Cederroth included in discontinued operations in fiscal year 2008 is $110.7 million (net of tax).

On November 16, 2006, the Company closed a transaction that separated its consumer products business from its beauty supply distribution business and resulted in the formation of two separate and independent publicly-traded companies: new Alberto Culver, a worldwide manufacturer and marketer of leading beauty care and other personal care products, and Sally Beauty Holdings, Inc., a leading distributor of professional beauty

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 4

supplies. As a result of the transaction, beginning in the first quarter of fiscal year 2007, the results of operations of Sally Beauty and Beauty Systems Group are reported as discontinued operations.

The Company reported earnings from discontinued operations of $126.9 million (net of tax) in the fourth quarter of fiscal 2008 compared to earnings of $7.1 million (net of tax) during the fourth quarter of fiscal 2007. The 2008 fourth quarter results include a gain on the sale of Cederroth ($126.2 million, net of tax), normal Cederroth operations through July 31, 2008 and favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver. Discontinued operations in the fourth quarter of 2007 include the entire quarter results of the Cederroth business and favorable self-insurance adjustments related to Sally. For fiscal year 2008, the Company reported earnings from discontinued operations of $122.1 million (net of tax) compared to earnings from discontinued operations of $5.7 million (net of tax) in the prior year. The fiscal 2008 results include a gain on the sale of Cederroth ($110.7 million, net of tax), normal Cederroth operations through July 31, 2008 ($7.0 million, net of tax) and favorable self-insurance adjustments related to Sally ($4.4 million, net of tax). Discontinued operations in fiscal 2007 include the results of the Cederroth business for the entire period and the beauty supply distribution business through November 16, 2006 together with other fees and expenses associated with the Separation, as well as favorable self-insurance adjustments related to Sally. The diluted earnings per share from discontinued operations was $1.28 this quarter versus seven cents in the prior year quarter, while fiscal year 2008 diluted earnings per share from discontinued operations was $1.22 compared to six cents in the prior year. Including continuing and discontinued operations, the Company reported net earnings of $147.1 million or $1.48 per share on a fully diluted basis this quarter, compared to net earnings of $36.5 million or 36 cents per fully diluted share in the fourth quarter of fiscal 2007. Net earnings for fiscal year 2008 were $228.2 million or $2.27 per diluted share compared to net earnings of $78.3 million or 80 cents per diluted share in 2007.

Due to the disclosure of organic sales and financial results excluding restructuring and discrete items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, is included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

The Company will discuss its fourth quarter and fiscal year 2008 results with investors in a call to be held later today (Monday, October 27) at 11 a.m. Eastern Time. The dial-in numbers for the call are 866-742-2281 or 660-422-4763 and the conference ID is 67301132. The numbers for a replay of the conference call are 800-642-1687 or 706-645-9291 and will be available through Thursday, November 27, 2008. The conference ID is

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 5

67301132. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Investing Section, and at www.earnings.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care products including TRESemmé, Alberto VO5, Nexxus, St. Ives and Noxzema in the United States and internationally. It is also the second largest producer in the world of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery products such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales; competition within the relevant product markets; loss of one or more key customers; loss of one or more key employees; inability of efficiency initiatives to improve the company’s margins, such as the decision to close the manufacturing facility and relocate the commercial office in Puerto Rico; increases in costs of raw materials and inflation rates; risks inherent in expanding in existing geographic locations and entering new geographic locations; risks inherent in acquisitions, divestitures and strategic alliances; adverse changes in currency exchange rates; the effects of a prolonged United States or global economic downturn or recession; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; the costs and effects of unanticipated legal or administrative proceedings; the risk that the expected cost savings related to the reorganizations and restructurings may not be realized; health epidemics; adverse weather conditions; loss of distributorship rights; sales by unauthorized distributors in the company’s exclusive markets; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2007 Annual Report on Form 10-K filed on November 28, 2007 with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 6

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended September 30, 2008 and 2007	2008	2007
Net sales	$385,987	359,717
Cost of products sold (1)	186,495	174,921

Gross profit	199,492	184,796
Advertising, marketing, selling and administrative (1)	155,570	147,809
Restructuring and other (2)	1,600	1,067

Operating earnings	42,322	35,920
Interest income, net	(3,110)	(1,878)

Earnings from continuing operations before income taxes	45,432	37,798
Provision for income taxes (3)	25,257	8,383

Earnings from continuing operations	20,175	29,415
Discontinued operations, net of income taxes (4)	126,912	7,075

Net earnings	$147,087	36,490

Basic earnings per share:
Continuing operations	$.21	.30
Discontinued operations	1.30	.07

Total	$1.51	.37

Diluted earnings per share:
Continuing operations (2) (3)	$.20	.29
Discontinued operations	1.28	.07

Total	$1.48	.36

Weighted average shares outstanding:
Basic	97,269	97,681
Diluted	99,131	100,067

(1)	The company reclassified certain freight expenses from advertising, marketing, selling and administrative expenses to cost of products sold for all periods presented. The reclassifications had no effect on earnings.
(2)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business. During the fourth quarter of fiscal year 2008, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $1,097 and diluted earnings per share from continuing operations by 1 cent. During the fourth quarter of fiscal year 2007, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $478 and diluted earnings per share from continuing operations by 1 cent.
(3)	The provision for income taxes in the fourth quarter of fiscal year 2008 includes $9,972 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 10 cents. The provision for income taxes in the fourth quarter of fiscal year 2007 includes $3,867 of discrete tax benefits, primarily due to the favorable resolution of open tax items, which increased diluted earnings per share from continuing operations by 4 cents.
(4)	Discontinued operations includes the gain on the sale of the Cederroth in 2008 and the earnings of the Cederroth business through July 31, 2008, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver.

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 7

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Twelve Months Ended September 30, 2008 and 2007	2008	2007
Net sales	$1,443,456	1,315,449
Cost of products sold (1)	686,175	642,172

Gross profit	757,281	673,277
Advertising, marketing, selling and administrative (1)	584,875	543,314
Restructuring and other (2)	11,185	33,099

Operating earnings	161,221	96,864
Interest income, net	(9,586)	(3,918)

Earnings from continuing operations before income taxes	170,807	100,782
Provision for income taxes (3)	64,768	28,218

Earnings from continuing operations	106,039	72,564
Discontinued operations, net of income taxes (4)	122,115	5,700

Net earnings	$228,154	78,264

Basic earnings per share:
Continuing operations	$1.08	.76
Discontinued operations	1.24	.06

Total	$2.32	.82

Diluted earnings per share:
Continuing operations (2) (3)	$1.05	.74
Discontinued operations	1.22	.06

Total	$2.27	.80

Weighted average shares outstanding:
Basic	98,424	95,896
Diluted	100,644	98,358

(1)	The company reclassified certain freight expenses from advertising, marketing, selling and administrative expenses to cost of products sold for all periods presented. The reclassifications had no effect on earnings.
(2)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business, as well as other transaction-related expenses. During fiscal year 2008, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $7,193 and diluted earnings per share from continuing operations by 8 cents. During fiscal year 2007, restructuring and other expenses reduced earnings from continuing operations (net of tax) by $21,847 and diluted earnings per share from continuing operations by 22 cents.
(3)	The provision for income taxes in fiscal year 2008 includes $8,511 of discrete tax expense, primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale, which reduced diluted earnings per share from continuing operations by 8 cents. The provision for income taxes in fiscal year 2007 includes $4,930 of discrete tax benefits, primarily due to changes in certain estimates related to fiscal year 2006 tax returns and the favorable resolution of open tax items, which increased diluted earnings per share from continuing operations by 5 cents.
(4)	Discontinued operations in 2008 includes the gain on the sale of Cederroth and the results of the Cederroth business through July 31, 2008, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver. In 2007, discontinued operations includes the results of the Cederroth business for the entire period and the beauty supply distribution business through November 16, 2006, together with other fees and expenses associated with the separation, as well as favorable adjustments to self-insurance reserves for pre-separation Sally claims retained by Alberto Culver.

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 8

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	September 30,
	2008	2007
Assets
Cash, cash equivalents and short-term investments	$453,730	328,666
Accounts receivable, net	244,316	238,541
Inventories	149,512	154,546
Other current assets	32,822	26,438
Current assets of discontinued operations (1)	—	108,355

Total current assets	880,380	856,546
Property, plant and equipment, net	221,667	198,341
Goodwill and trade names	234,015	227,565
Long-term investments	57,443	—
Other assets	70,685	80,049
Non-current assets of discontinued operations (1)	—	125,059

Total assets	$1,464,190	1,487,560

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$184	120,127
Accounts payable, accrued expenses and income taxes	281,816	261,413
Current liabilities of discontinued operations (1)	—	34,510

Total current liabilities	282,000	416,050
Long-term debt	683	359
Other liabilities and income taxes	65,176	54,719
Non-current liabilities of discontinued operations (1)	—	32,661

Total liabilities	347,859	503,789
Stock options subject to redemption	5,725	10,407
Stockholders’ equity	1,110,606	973,364

Total liabilities and stockholders’ equity	$1,464,190	1,487,560

(1)	The assets and liabilities of discontinued operations in 2007 include the assets and liabilities related to the Cederroth business.

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 9

Segment Data (Unaudited)

(in thousands)

Three Months Ended September 30, 2008 and 2007	2008	2007
Net Sales:
United States	$223,763	221,368
International	162,224	138,349

	$385,987	359,717

Earnings From Continuing Operations Before Income Taxes:
United States	$30,407	29,749
International	14,293	7,698

Segment operating profit	44,700	37,447
Stock option expense	(778)	(460)
Restructuring and other (1)	(1,600)	(1,067)
Interest income, net	3,110	1,878

	$45,432	37,798

Twelve Months Ended September 30, 2008 and 2007	2008	2007
Net Sales:
United States	$862,975	821,573
International	580,481	498,084
Eliminations	—	(4,208)

	$1,443,456	1,315,449

Earnings From Continuing Operations Before Income Taxes:
United States	$120,216	104,760
International	56,771	28,750

Segment operating profit	176,987	133,510
Stock option expense	(4,581)	(3,547)
Restructuring and other (1)	(11,185)	(33,099)
Interest income, net	9,586	3,918

	$170,807	100,782

(1)	Restructuring and other expenses includes severance and other costs incurred related to the Company’s plan to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico which was announced in May 2008 and the Company’s plan to close its manufacturing facility in Toronto, Canada which was announced in October 2007. In addition, restructuring and other expenses includes severance and other costs incurred related to the Company’s reorganization plan announced following the separation of the consumer products business from the beauty supply distribution business, as well as other transaction-related expenses.

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 10

Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and twelve months ended September 30, 2008 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and discrete items

•	Earnings from continuing operations excluding restructuring and discrete items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete items

•	Organic sales growth

On December 1, 2006, the Company announced a reorganization plan following the completion of the separation. All costs incurred related to this plan, as well as certain other charges recorded in connection with the closing of the separation, are classified as “restructuring and other” on the statement of operations. During fiscal year 2007, the Company recorded restructuring costs of $33.1 million ($21.8 million after taxes or 22 cents per diluted share from continuing operations) with $1.1 million ($478,000 after taxes or 1 cent per diluted share from continuing operations) in the fourth quarter. The pre-tax amount consisted primarily of severance related to the restructuring ($14.7 million), charges related to the acceleration of vesting of stock options and restricted stock ($11.4 million) and contractual termination benefits for the Company’s former President and Chief Executive Officer relating to the separation ($9.9 million), partially offset by gains on the sale of the corporate airplane and the Company’s interest in a Net Jets airplane ($5.9 million). During fiscal year 2008, the Company recorded additional restructuring costs related to this plan of $2.7 million ($297,000 in the fourth quarter).

On October 29, 2007, the Company announced that it expected to close its manufacturing facility in Toronto, Canada. All costs incurred related to this plan are also classified as “restructuring and other” on the statement of earnings. During fiscal year 2008, the Company recorded restructuring costs related to this plan of $4.0 million (none in the fourth quarter) consisting of severance ($2.5 million) and fixed asset write-offs and charges net of a gain on the sale of the Toronto plant ($1.5 million).

On May 29, 2008, the Company announced that it expects to close its manufacturing facility, reduce its headcount and relocate to a smaller commercial office in Puerto Rico. All costs incurred related to this plan are also classified as “restructuring and other” on the statement of earnings. During fiscal year 2008, the company recorded restructuring costs related to this new plan of $4.5 million ($1.3 million in the fourth quarter), which included severance ($1.7 million) and fixed asset write-offs and charges related to the Puerto Rico manufacturing facility ($2.8 million).

In total, the Company recorded restructuring and other costs during fiscal year 2008 of $11.2 million ($7.2 million after taxes or 8 cents per diluted share from continuing operations) with $1.6 million ($1.1 million after taxes or 1 cent per diluted share from continuing operations) in the fourth quarter.

The Company’s fiscal year 2008 provision for income taxes included net discrete tax expense of $8.5 million (8 cents per diluted share from continuing operations) and the fourth quarter’s provision for income taxes included discrete tax expense of $10.0 million (10 cents per diluted share from continuing operations). Both the full year and fourth quarter amounts primarily related to taxes on a local currency gain on U.S. dollar denominated cash held in Sweden following the Cederroth sale. The Company’s fiscal year 2007 provision for income taxes included discrete tax benefits of $4.9 million (5 cents per diluted share from continuing operations), with $3.9 million (4 cents per diluted share from continuing operations) in the fourth quarter, primarily due to changes in certain estimates related to fiscal year 2006 tax returns and the favorable resolution of open tax items.

During fiscal year 2008, the Company benefited from the reversal of a $3.9 million contingent liability that was favorably settled during the third quarter ($2.6 million after taxes or 3 cents per diluted share from continuing operations).

Alberto Culver Fourth Quarter and Fiscal Year 2008 Earnings Release	Page 11

Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and twelve months ended September 30, 2008 and 2007 are as follows (in thousands, except per share data):

	Three Months Ended September 30		Twelve Months Ended September 30
	2008	2007	2008	2007
Pre-tax earnings from continuing operations, as reported	$45,432	37,798	$170,807	100,782
Restructuring and other	1,600	1,067	11,185	33,099
Reversal of contingent liability	—	—	(3,880)	—

Pre-tax earnings from continuing operations, excluding restructuring and discrete items	$47,032	38,865	$178,112	133,881

Earnings from continuing operations (net of income taxes), as reported	$20,175	29,415	$106,039	72,564
Restructuring and other, net of income taxes	1,097	478	7,193	21,847
Discrete tax items	9,972	(3,867)	8,511	(4,930)
Reversal of contingent liability, net of income taxes	—	—	(2,588)	—

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete items	$31,244	26,026	$119,155	89,481

Diluted earnings per share from continuing operations, as reported	$.20	.29	$1.05	.74
Restructuring and other, net of income taxes	.01	.01	.08	.22
Discrete tax items	.10	(.04)	.08	(.05)
Reversal of contingent liability	—	—	(.03)	—

Diluted earnings per share from continuing operations, excluding restructuring and discrete items	$.31	.26	$1.18	.91

	Three Months Ended September 30		Twelve Months Ended September 30
	2008	2007	2008	2007
Net sales growth, as reported	7.3%	15.6%	9.7%	10.9%
Effect of foreign exchange	1.1	(3.0)	(1.0)	(1.9)

Organic sales growth	8.4%	12.6%	8.7%	9.0%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

###